Exhibit 10.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Executive Vice President, Worldwide Sales & Operations

Q1 2012 Bonus Plan

Name: Donald W. Hunt (the “Plan Participant”)

Term: January 1, 2012 – March 31, 2012

Field Margin Bonus Rate: 0.5935% (applied quarterly to Field Margin in excess of USD [***])

This document constitutes the full terms and conditions of your bonus plan for Q1 2012 and supersedes all oral communications and prior writings with respect thereto. As Executive Vice President, Worldwide Sales & Operations of MicroStrategy Incorporated, you are eligible to earn a bonus (the “Field Margin Bonus”), as calculated in Section I below.

I.	Field Margin Bonus

a.	The Field Margin Bonus is calculated as follows: 0.005935 multiplied by Field Margin for Q1 2012 in excess of USD [***] ($[***]).

b.	“Field Margin” is defined as consolidated Gross profit, less Sales and marketing expense for the core BI business (i.e., MicroStrategy’s business intelligence software and services business unit, which excludes sales and marketing expense attributable to MicroStrategy’s Angel.com business) as calculated in accordance with GAAP and shown in MicroStrategy’s Consolidated Statements of Operations by business unit for a given quarter.

II.	General Terms

a.	MicroStrategy reserves the right to modify, suspend or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. For example, a bonus may be modified due to a financial accrual adjustment from a prior quarter. No bonus shall be earned by or paid to Plan Participant if Plan Participant’s employment with MicroStrategy terminates (regardless of the reason or cause of the employment termination) prior to payment of such bonus, unless determined otherwise by MicroStrategy in its sole discretion.

b.	Plan Participant is not eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with the MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the terms and conditions of that transaction; (c) all pricing communications with the customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

c.	Bonus payments are contingent upon:

(i)	The Plan Participant has fully complied with all MicroStrategy policies as required by their Directorate, including but not limited to the MicroStrategy Code of Conduct, MicroStrategy Revenue Recognition Policy, MicroStrategy Quote System Policy and the Contracts Negotiation and Approval Policy;

(ii)	Completion of all activities in the Field Sales Portal; and

(iii)	Plan Participant’s accurate and timely completion and submission of all required Representation Letters and Sales Portal Disclosure Questions.

d.	MicroStrategy reserves the right to delay, withhold or suspend any bonuses pending MicroStrategy’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) have been met. MicroStrategy may recover any bonuses paid to Plan Participant if MicroStrategy subsequently determines that Plan Participant did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the bonus payment.

e.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participant must raise with the Executive Vice President, Human Resources any issues he has concerning his bonus statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any bonuses shall, however, be final.

f.	This Plan is not an employment contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant Plan Participant the right to continued employment or any right to continuation in Plan Participant’s job assignment.